[SCANA LETTERHEAD]


                            Telephone (803) 217-8547
                               Fax (803) 217-9336


                                November 5, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the Commission of the Application/Declaration on Form U-1 (File 70-09521) (the "Application") of SCANA Corporation (the "Company") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Application requests that the Commission issue an order authorizing the acquisition (the "Acquisition") by the Company of all of the issued and outstanding shares of common stock of Public Service Company of North Carolina ("PSNC"), which, among other things, operates a gas utility company (as defined in section 2(a)(4) of the Act) in the state of North Carolina. I am senior vice-president and general counsel to the Company and have acted as counsel to the Company in connection with the filing of the Application.

     In connection with this opinion, I have examined originals or copies certified or otherwise identified to my satisfaction of such corporate records of the Company and PSNC, certificates of public officials, certificates of officers and representatives of the Company and PSNC, and other documents as I have deemed necessary in order to render the opinions hereinafter set forth.

     In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents.

     The opinions expressed below with respect to the Acquisition described in the Application are subject to the following further assumptions and conditions:

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Securities and Exchange Commission
November 5, 1999
Page 2

          a. The Acquisition shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Board of Directors of the Company and PSNC and the shareholders of PSNC.

          b. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Acquisition shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and the Acquisition shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

          c. The Commission shall have duly entered an appropriate order with respect to the Acquisition as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

          d. The registration statement (no. 333-78227) filed with respect to the shares of Company common stock to be issued in connection with the Acquisition and declared effective by the Commission on May 12, 1999, shall remain effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of shares of Company common stock in connection with the Acquisition shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          e. The solicitation of proxies from the shareholders of PSNC with respect to the Acquisition was conducted in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          f. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder has expired.

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Securities and Exchange Commission
November 5, 1999
Page 3

          g. The appropriate articles of merger shall have been duly and validly filed with the Secretary of State of the State of South Carolina, and such other corporate formalities as are required by the laws of the State of South Carolina for the consummation of the Acquisition shall have been taken; and such mergers shall have become effective in accordance with the laws of the State of South Carolina.

          h. The parties shall have obtained all consents, waivers and releases, if any, required for the Acquisition under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that when the Commission has taken the action requested in the Application:

     1. All state laws applicable to the proposed Acquisition will have been complied with; however, we express no opinion as to the need to comply with state blue sky laws.

     2. The Company is a corporation validly organized, duly existing and in good standing in the State of South Carolina and PSNC is a corporation validly organized, duly existing and in good standing in the State of North Carolina.

     3. The shares of Company common stock to be issued in connection with the Acquisition will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the restated Articles of Incorporation of the Company. The shares of common stock of PSNC to be acquired by the Company in the Acquisition will be validly issued, fully paid and nonassessable, and the Company, as holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of PSNC.

     4.   The Company may legally acquire the shares of common stock of PSNC.

     5. The consummation of the Acquisition will not violate the legal rights of the holders of any securities issued by the Company.

     I am a member of the State Bar of South Carolina and do not purport to be an expert on, nor do I opine as to, the laws of any jurisdiction other than the State of South Carolina and the federal laws of the United States of America.

     I hereby consent to the use of this opinion as an exhibit to the Application.

                                            Very truly yours,


                                            By:  /s/ H. Thomas Arthur
                                                 -------------------------
                                                 H. Thomas Arthur
                                                 Senior Vice President and
                                                 General Counsel